Item 77d

Effective December 6, 2013, the JPMorgan Market Neutral Fund adopted changes to its investment objective, name, and main investment strategies, as set forth in a filing made under Rule 497 of the Securities Act of
1933 with the Securities and Exchange Commission on September 27, 2013.